Exhibit 10.10

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 30th day of June, 2006 (the “Effective Date”), by and between Xplore Technologies Corp. (the “Corporation”), and Mark Holleran (the “Executive”).

In consideration of the mutual covenants and premises contained herein, the parties hereby agree as follows:

ARTICLE I

EMPLOYMENT

1.1  Employment Term.

(a)           The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and conditions set forth herein. The employment of the Executive by the Corporation shall be effective as of the date hereof and continue until the close of business on the second anniversary of the Effective Date of this Agreement (the “Term”), unless terminated earlier in accordance with Article II hereof.

(b)           On or promptly following the first anniversary of the Effective Date, and, as applicable on each successive anniversary thereafter, the Corporation and Executive will meet to discuss Executive’s employment, his performance and the desirability of extending the Term by one additional year (the “Review Meeting”). If either party determines that it or he does not wish to extend the Term for an additional year, then it or he must provide a written notice to the other party of its or his intention not to renew within seven (7) days following the Review Meeting and the Agreement will expire on the next anniversary of the Effective Date. The period between a party’s giving of notice and the expiration of the Term is referred to as the Notice Period. At any time during the Notice Period, the Corporation may, in its sole discretion, relieve Executive from performing any further duties for the Corporation. If neither party provides notice to the other of its or his intention not to renew in accordance with this subsection (b), then the Term of this Agreement will automatically renew on the terms and conditions set forth herein for one additional year subsequent to the next anniversary hereof.

1.2  Position and Duties.

(a)           Executive’s position shall be that of President and Chief Operating Officer of the Corporation.

(b)           Executive shall faithfully, and in conformity with the directions of the Board of Directors of the Corporation and any Committee thereof (the “Board”), perform the duties of his employment commensurate with his position, and shall devote to the performance of such duties his full time and attention. If applicable, this obligation shall continue during any Notice Period provided that the Corporation has not relieved him from performing his duties. During the Term the Executive shall serve in such positions as the Board may from time to time direct. During the Term, the Executive may engage in outside activities provided those activities do not conflict with the duties and responsibilities enumerated hereunder, and provided further that the Executive gives written notice to the Board of any outside business activity that may require significant expenditure of the Executive’s time in which the Executive plans to become involved, whether or not such activity is pursued for profit.

1.3  Place of Performance. Executive shall be employed at the Corporation’s offices located in Austin, Texas. Executive agrees that he shall relocate to Texas as soon as practicable but in any event not later than six (6) months from the Effective Date. Executive further agrees that he shall take all appropriate and reasonable steps to secure his permanent resident visa in the United States in as expeditious a manner as possible. Corporation shall pay or reimburse all costs reasonably incurred by Executive and his immediate family during the Term to secure their permanent resident visas and, upon prior notice to the Company, any other U.S. immigration-related compliance.

1.4  Compensation and Related Matters.

(a)           Base Compensation. In consideration of his services during the Term, the Corporation shall pay the Executive cash compensation at an annual rate of $200,000 (“Base Compensation”), less applicable withholdings. At such time as Executive permanently relocates to Austin, Texas, his Base Compensation shall be increased to $250,000. Thereafter, Executive’s Base Compensation shall be subject to such increases as may be approved by the Board. The Base Compensation shall be payable as current salary, in installments not less frequently than bi-weekly, and at the same rate for any fraction of a month unexpired at the end of the Term.

(b)           Bonus. Executive shall be eligible to receive bonuses (collective referred to as “Bonuses”) as set forth herein.

(i)            Performance Bonuses. During the Term, the Executive shall have the opportunity to earn performance bonuses (the “Performance Bonus”) in an amount equal to 100% of his Base Compensation in a calendar year (pro-rated in any calendar year in which Executive is not employed for the entire calendar year) based on Executive’s achievement of each of the defined objectives within the following weighted categories:

Revenue	40.0%
Hiring New Employees	7.5%
Product Development	15.0%
Retention of Staff	7.5%
EBITDA Performance	20.0%
Additional Successful Financing	10.0%

Upon the Effective Date of this Agreement and at the beginning of each calendar year thereafter, the Board of Directors or its designee and Executive shall establish specific written objectives, and, as applicable, deadlines, within each of the enumerated categories upon which his eligibility for a Performance Bonus will be based. The categories and the weighting are subject to change in subsequent years during the Term based upon the business priorities and initiatives of the Corporation. If, despite good faith discussions, they cannot reach mutual agreement, the Board of Directors will make the final decision regarding the specific objectives and, in so doing, shall give good faith consideration to Executive’s recommendations. The Board of Directors or its designee will review Executive’s performance against the objectives in each of the six (6) categories following the completion of the applicable calendar year and shall determine the amount of Performance Bonus, if any, for which Executive is eligible. Notwithstanding the foregoing, to the extent Executive achieves one or more objectives prior to the end of the calendar year, he may notify the Board of Directors or its designee, which shall review such achievement and, if objectives are fully achieved within any applicable deadline, shall award Executive the applicable portion of the Performance Bonus, provided, however, that such reviews shall not occur more frequently than quarterly during the calendar year. The Corporation may, in its sole discretion, award Executive additional performance bonuses in recognition of exceptional performance, provided, however, that nothing contained herein shall guarantee such additional bonuses.

(c)           Transaction Bonus Pool. Executive shall be eligible to participate in a bonus program to be developed by the Company to incentivize and reward senior managers of the Corporation in the event of the sale of the Corporation during the Term (a “Transaction”). Upon the successful completion of a Transaction during the Term, a bonus pool (the “Transaction Bonus Pool”) shall be established in an amount that is equal to five percent (5%) of the cost the Corporation recouped in such Transaction (which on the date hereof shall be $0.34 per share, however, such amount may be increased to the extent the Corporation completes any additional financings at a price per share in excess of $0.34 per share) and ten percent (10%) of the remaining consideration value created (or profit obtained)) through such Transaction, in each case after deducting the transaction expenses. For example, if a Transaction is completed during the Term whereby each share of common stock of the Corporation shall be entitled to receive $1.00 after transaction expenses, the Transaction Bonus Pool shall be equal to 5% on the first $0.34 per share and 10% on the balance per share ($0.66 per share). The Board of Directors, in consultation with Executive, shall determine which members of the Corporation’s senior management team other than Executive shall be eligible to participate in the Transaction Bonus Pool and the percentage of the Transaction Bonus Pool that shall be awarded to each. The participation in the Transaction Bonus Pool shall be allocated as follows: Executive 50%; Chief Financial Officer, 30%; the balance to the then current senior management team.

(d)           Stock Options. On June 30, 2006, the Corporation awarded Executive 1.2 million options to purchase the common stock of the Corporation vesting in three equal installments on each successive anniversary date of the award (the “Stock Option). The strike price for the Stock Option is $0.34 per share. All awards of Stock Options are governed by the terms and conditions of the 1995 Share Option Plan (amended and restated as of December 15, 2004) (the “Share Option Plan”). In consideration of the promises contained in this Agreement, Executive agrees that any Stock Options previously granted that did not vest as of June 22, 2006, are permanently extinguished as of the date hereof.

(e)           Relocation Costs.

(i)            Upon presentment of receipts, the Corporation shall reimburse Executive for all reasonable and necessary expenses incurred in connection with the relocation of himself and his immediate family to Texas up to a maximum of $80,000, to include the transportation of personal belongings and closing costs.

(ii)           In the event Executive is terminated by the Corporation without Cause (as defined in Article 2.1(d)) within two years following the Effective Date, upon presentment of receipts, the Corporation shall reimburse Executive for all reasonable and necessary expenses incurred in connection with his and his immediate family’s relocation to Canada up to a maximum of $80,000.

(f)            Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.

(g)           Vacations. During the Term, the Executive shall be entitled to four (4) weeks of vacation days in each calendar year (pro-rated in the first calendar year). Accrual and use of vacation is subject to the applicable policies of the Corporation. Executive is encouraged to take all accrued vacation each year. However, Executive shall notify the Board of Directors at the conclusion of each calendar year of any accrued, but unused vacation that he will be carrying over into the next calendar year. The Executive shall also be entitled to all paid holidays given by the Corporation to its employees.

(h)           Other Benefits. The Executive shall be entitled to participate in all of the Corporation’s employee benefit plans and programs in effect during the Term as would by their terms be applicable to the Executive.

ARTICLE II

TERMINATION OF EMPLOYMENT

2.1  Termination of Employment. The Executive’s employment may terminate under the following circumstances:

(a)           Without Cause. The Corporation may terminate Executive’s employment without Cause by giving Executive notice of non-renewal of the Agreement in accordance with Section 1. Executive’s employment shall terminate upon the expiration of the Agreement. For purposes of this Agreement, “Cause” shall mean:

(i)            willful failure, intentional disregard or repeated refusal to perform Executive’s duties after receipt of a written notice from the Corporation’s Board of Directors stating the deficient areas of performance, the steps needed to cure the performance and a 30 day period within which to cure (other than due to disability as defined in 2.1(c));

(ii)           an intentional act of fraud, embezzlement, theft or any other material violation of law, provided, however, that the assets or property involved are of more than nominal value;

(iii)          material damage to assets, business or reputation of the Corporation resulting from Executive’s intentional or grossly negligent conduct;

(iv)          intentional wrongful disclosure of material confidential information of the Corporation;

(v)           intentional wrongful engagement in any competitive activity which would constitute a breach of this Agreement and/or of the Executive’s duty of loyalty;

(vi)          intentional breach of any written material employment policy of the Corporation;

(vii)         the failure for any reason of Executive to relocate to the United States within six (6) months of the Effective date, provided that upon showing of good cause by Executive, the Corporation may extend this period; or

(viii)        Executive’s ineligibility for any reason to work lawfully in the United States for a period of four (4) consecutive months or longer.

No act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Corporation.

(b)           Death. The Executive’s employment shall terminate upon the Executive’s death.

(c)           Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent and unable to perform duties hereunder on a full-time basis for an entire period of six consecutive months, the Executive’s employment may be terminated by the Corporation following such six-month period. Executive’s Base Compensation during this period shall be reduced by such amounts as Executive receives under any income replacement benefit plan or program, including long or short-term disability or workers’ compensation.

(d)           Cause. The Corporation may terminate the Executive’s employment at anytime during the Term for Cause.

(e)           By Executive. Executive may terminate his employment with the Corporation by giving notice of non-renewal of this Agreement in accordance with Section 1.

2.2  Effect of Termination of Employment.

(a)           If the Executive’s employment terminates in accordance with Section 2.1(a), the Executive shall only be entitled to the following:

(i)            Base Compensation. The Corporation shall pay to Executive any unpaid and earned Base Compensation, Bonuses and accrued, but unused vacation days through the termination date.

(ii)           Severance Benefits. The Corporation shall continue to pay the Executive, in accordance with the Corporation’s normal payroll practice, his Base Compensation, as in effect immediately prior to such termination of employment, for the one-year period commencing on the termination date (the “Severance Period”). The amount of severance benefits shall be reduced during the Severance Period by any amounts earned by Executive from any employment or self-employment during the Severance Period. It shall be Executive’s sole obligation and responsibility to notify the Corporation of any employment or self-employment and all compensation received in connection therewith. The Company shall also pay to Executive an additional amount equal to the average of the Performance Bonuses paid to Executive during the preceding two calendar years. Provided Executive timely elects same and is otherwise eligible, Corporation shall pay the cost of continuing Executive’s participation in Corporation’s group health plans under COBRA on the same terms and conditions as immediately prior to the termination until the earlier of (A) the end of the Severance Period and (B) the date he obtains health coverage under another employer’s health plan. If the Executive resigns from the Corporation during the Notice Period, he shall forfeit his eligibility for severance benefits under this Section 2.2(a)(ii). Notwithstanding the foregoing, in order to receive any of the payments or benefits under this Section 2.2(a)(ii), the Executive must timely sign and not revoke a release and waiver of claims against the Corporation, its parent, successors, affiliates, and assigns, directors, officers and employees in a form substantially similar to that attached hereto as Exhibit A.

(iii)          Stock Options. The Executive’s rights during the Severance Period with respect to any Stock Options awarded to the Executive by the Corporation shall be governed by the provisions of the Share Option Plan and the respective award agreements, if any, under which such Stock Options were awarded.

(iv)          Retirement Plans. The Executive shall not accrue additional benefits under any pension plan of the Corporation (whether or not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended) during the Severance Period.

(v)           If any payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), such payments or other benefits shall be deferred if deferral could reasonably be expected to make such payment or other benefits compliant under Section 409A of the Code; otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, as determined by the parties hereto, that is not expected to cause such an accelerated or additional tax. Provided, however, that the Corporation reserves the right in its sole discretion, from and after the date hereof to restructure the payments described in this Section 2.2 if required by Section 409(A) of the Code or any other applicable law or regulation.

(b)           If the Executive’s employment is terminated by reason of the Executive’s death or Disability, pursuant to Sections 2.1(b) and 2.1(c), the Executive (or the Executive’s designee or estate) shall only be entitled to unpaid and earned or accrued Base Compensation, Bonuses, unpaid vacation days and whatever welfare plan benefits are available to the Executive, his estate or beneficiaries, as the case may be, pursuant to the welfare plans the Executive participated in prior to such termination. Whatever Stock Options that may have been awarded to the Executive by the Corporation shall continue to be governed by the provisions of the Share Option Plan and the respective award agreements, if any, under which such Stock Options were awarded.

(c)           If the Executive’s employment is terminated by the Corporation for Cause, pursuant to Section 2.1(d), or by Executive, pursuant to Section 2.1(e), the Executive shall only be entitled to unpaid and earned or accrued Base Compensation, Bonuses and unpaid vacation days through the termination date. Whatever Stock Options that may have been awarded to the Executive by the Corporation shall continue to be governed by the provisions of the Share Option Plan and the respective award agreements, if any, under which such Stock Options were awarded.

ARTICLE III

COVENANTS OF THE EXECUTIVE

3.1  Non-Compete.

(a)           The Corporation and the Executive acknowledge that: (i) the Corporation has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) the Executive will use and have access to proprietary and valuable Confidential Information (as defined in Section 3.2 hereof) during the course of the Executive’s employment; and (iii) the agreements and covenants contained herein are essential to protect the business and goodwill of the Corporation or any of its subsidiaries, affiliates or licensees. Accordingly, except as hereinafter noted, the Executive covenants and agrees that during the Term, and for the period of twelve (12) months following the termination of Executive’s employment (the “Restricted Period”) for any reason, the Executive shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, consultant, stockholder or otherwise) to a “Competing Business.” For purposes hereof, “Competing Business” shall mean any business engaged in designing, manufacturing, marketing or distributing rugged personal computer devices, including but not limited to tablet PC’s, notebooks and laptops or such other types of products as are offered by the Corporation or that were in active development to be offered by the Corporation and for which significant Corporation resources were dedicated within the twelve (12) month period preceding Executive’s termination date. Notwithstanding the foregoing, not sooner than six (6) months following the termination date, Executive may, with the prior written consent of the Corporation and following assurances from Executive that are satisfactory to the Company in its reasonable discretion, commence work for a Competing Business with a diversified product line provided that he may not be directly or indirectly involved in any way with any division or unit that is engaged in designing, manufacturing, marketing or distributing the types of products as are offered by the Corporation or that were in active development to be offered by the Corporation and for which significant Corporation resources were dedicated within the twelve (12) month period preceding Executive’s Separation.

(b)           In consideration of all of the compensation provisions in this Agreement, Executive agrees to the provisions of Section 3.1 and also agrees that the non-competition obligations imposed herein are fair and reasonable under all the circumstances.

3.2  Confidential Information.

(a)           The Corporation owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information as described below which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information includes not only information disclosed by the Corporation and/or its affiliates, subsidiaries and licensees to Executive, but also information developed or learned by Executive during the course of, or as a result of, employment hereunder, which information Executive acknowledges is and shall be the sole and exclusive property of the Corporation. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Corporation is engaged or contemplates engaging, and all proprietary information the unauthorized disclosure of which could be detrimental to the interests of the Corporation. Whether or not such information is specifically labeled as Confidential Information by the Corporation is not determinative. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Corporation and/or its subsidiaries, affiliates or licensees concerning trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include (A) Executive’s personal knowledge and know-how relating to merchandising and business techniques which Executive has developed over his career and of which Executive was aware prior to his employment with the Corporation, or (B) information which (i) was generally known or generally available to the public prior to its disclosure to Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to Executive through no wrongful act of any person or (iii) which Executive is required to disclose by applicable law or regulation (provided that Executive provides the Corporation with prior notice of the contemplated disclosure and reasonably cooperates with the Corporation at the Corporation’s expense in seeking a protective order or other appropriate protection of such information).

(b)           Executive acknowledges and agrees that in the performance of his duties hereunder the Corporation will from time to time disclose to Executive and entrust Executive with Confidential Information. Executive also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Corporation’s interests, and an improper disclosure of trade secrets. Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of his assigned duties and for the benefit of the Corporation, any Confidential Information, either during his term of employment or thereafter.

(c)           The Executive agrees that upon leaving the Corporation’s employ, the Executive shall not take with him any software, computer programs, disks, tapes, research,

development, strategies, designs, reports, study, memoranda, books, papers, plans, information, letters, e-mails, or other documents or data reflecting any Confidential Information of the Corporation, its subsidiaries, affiliates or licensees.

(d)           During Executive’s term of employment, Executive will disclose to the Corporation all designs, inventions and business strategies or plans developed for the Corporation or that relate in any way to the business of the Corporation or that were created utilizing any property or Confidential Information belonging to the Corporation, including without limitation any process, operation, product or improvement. Executive agrees that all of the foregoing are and will be the sole and exclusive property of the Corporation and that Executive will at the Corporation’s request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Corporation

3.3  Non-Solicitation of Employees. The Executive covenants and agrees that during the Term and the Restricted Period, the Executive shall not directly or indirectly solicit or influence any other employee of the Corporation, or any of its subsidiaries, affiliates or licensees, to terminate such employee’s employment with the Corporation, or any of its subsidiaries, affiliates or licensees, as the case may be, or to become employed by a Competing Business. As used herein, “solicit” shall include, without limitation, requesting, encouraging, enticing, assisting, or causing, directly or indirectly.

3.4  Nondisparagement. The Executive agrees that during the Term and thereafter, the Executive shall not make any statements or comments that reasonably could be considered to shed an adverse light on the business or reputation of the Corporation or any of its subsidiaries, affiliates or licensees, the Board or any officer of the Corporation or any of its subsidiaries, affiliates or licensees; provided, however, the foregoing limitation shall not apply to (i) compliance with legal process or subpoena, or (ii) statements in response to inquiry from a court or regulatory body. The Corporation agrees that during the Term and thereafter, its officers and directors shall not make any public statements or comments that reasonably could be considered to shed an adverse light on the reputation of Executive, provided, however, the foregoing limitation shall not apply to (i) compliance with legal process or subpoena, or (ii) statements in response to inquiry from a court or regulatory body.

3.5  Remedies. Executive shall forfeit his right to any payments or benefits under this Agreement (except those required by law), including severance pay, in the event he breaches Article III of this Agreement, provided, however, that the Corporation shall, if applicable, continue providing payments and benefits to which Executive is entitled, including, if applicable, severance pay until such time as a court of competent jurisdiction makes a finding that Executive has breached Article III or issues any order or judgment, be it ex parte, temporary or permanent, preventing Executive from engaging in the challenged activities. If, after further judicial proceedings, it is finally determined that Executive did not breach Article III, the Corporation shall resume providing Executive the payments or benefits to which he is entitled under this Agreement. In addition, the Executive acknowledges that any breach of Article III is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, in addition to the forfeiture described herein, the Executive consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Corporation in order to protect the Corporation’s rights hereunder. Such relief may include, without limitation, an injunction to prevent: (i) the breach or continuation of Executive’s breach; (ii) the Executive from disclosing any trade secrets or Confidential Information (as defined in Section 3.2); (iii) any Competing Business from receiving from the Executive or using any such trade secrets or Confidential Information; and/or (iv) any such Competing Business from retaining or seeking to retain any employees of the Corporation.

The provisions of this Article III shall survive the termination of this Agreement and Executive’s Term of employment.

ARTICLE IV

MISCELLANEOUS

4.1  Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

Philip Sassower

Phoenix Group, 19th Floor

110 E. 59th Street

New York, NY  10022

with a copy to:

Michael Rapisand

Chief Financial Officer

XPLORE Technologies

14000 Summit Drive, Suite 900

Austin, TX 78728

To Executive:

Mark Holleran

3213 Rustic River Cove

Austin, Texas 78746

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

4.2  Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Corporation. This Agreement, along with any documents incorporated herein by reference, constitute the entire agreement between the parties regarding their employment relationship and supersede all prior agreements, promises, covenants, representations or warranties. To the extent that this Agreement is in any way inconsistent with any prior or contemporaneous stock option agreements between the parties, this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

4.3  Governing Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of Texas without reference to Texas’s choice of law rules. In the event of any dispute, the Executive agrees to submit to the jurisdiction of any court sitting in Texas.

4.4  Withholding. All payments required to be made by the Corporation hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts as the Corporation may reasonably determine it should withhold pursuant to any applicable law.

4.5  Attorney’s Fees. Each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement and/or the employment relationship. Corporation shall reimburse Executive for his attorney’s fees reasonably incurred in negotiating this Agreement up to a maximum of $5,000.

4.6  No Conflict. Executive represents and warrants that he is not party to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting his ability to act for the Corporation in all of the respects contemplated hereby.

4.7  Enforceability. Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

4.8  Assignment. The Corporation may assign this Agreement and all rights and obligations thereunder to any subsidiary, affiliate or related company or to any successor, provided that the Corporation reasonably believes in good faith at the time of assignment that such entity is reasonably capable of performing the Corporation’s obligations.

4.9  Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto. If the Executive should die while any amounts would still be payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s written designee or, if there be no such designee, to the Executive’s estate. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the Executive, the Executive’s heirs and legal representatives and the Corporation and its successors. The section headings shall not be taken into account for purposes of the construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

XPLORE TECHNOLOGIES CORP.	EXECUTIVE

/s/ Philip S. Sassower	/s/ Mark Holleran
By : Philip S. Sassower	Mark Holleran
Title : Chief Executive Officer